Exhibit 99.1

Allied Nevada Updates Oxide Expansion Progress at Hycroft

June 8, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce that it has begun the first phase of the previously announced oxide expansion at its wholly owned Hycroft Mine, located near Winnemucca, Nevada. Following the closing of the C$283.5 million cross border financing, the Company has begun ordering the first of the mobile equipment required to accelerate the oxide mining rate to 80 million tons per year. This first phase of purchasing includes a 35.5-yard class hydraulic shovel, two 320-ton class haul trucks and ancillary support equipment, which are expected to be delivered in the third and fourth quarter of this year. Once this new equipment is operational, the mine will begin pre-stripping waste material originally slated for mining in the first half of 2011. Moving this waste now will allow access to new mining areas earlier than originally planned. In addition to the newly ordered equipment, the first semi-mobile crushing unit, as previously announced, is expected to be fully operational early in the third quarter.

“I am extremely pleased with the progress we are making on the operational and expansion fronts. We are moving forward as quickly as possible with the oxide expansion to begin realizing the benefits of increased production levels as soon as possible,” commented Scott Caldwell, President and CEO of Allied Nevada. “We intend to stage the oxide expansion in phases over the next three years, as we complete the necessary permitting process, which will help to mitigate potential financial risks.”

The 3.5 million square foot leach pad expansion is on track for completion in the third quarter of 2010, with one third of the expansion area lined and being prepared to accept new ore, subject to regulatory approval to begin leaching ore. An expansion of the Merrill-Crowe plant has increased the capacity by approximately 10%.

Exploration drilling continues at Hycroft with the goals of increasing the overall resource, determining the silver resource tonnage where previous drilling was not assayed for silver and continuing to define the Vortex zone with step-out drilling and in-fill drilling to better define the higher grade silver zones announced in January. The Company plans to release a mid-year resource update in the third quarter. Metallurgical testing for milling oxide mineralization is ongoing. We are completing the testing of approximately 20 samples taken from different areas of the property and expect to be able to report preliminary results in the third quarter.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the timing and delivery of mobile equipment related to the oxide expansion at Hycroft; expectations regarding potential growth opportunities and the timing, benefits and costs associated with the implementation of an accelerated oxide mining plan at Hycroft; expectations regarding the outcome of metallurgical studies and a milling scenario for oxide mineralization at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release and documents referred to herein use the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.